EXHIBIT 99.1

PRESS RELEASE

FOR MORE INFORMATION, CALL:

CARY T. FU
EXECUTIVE VICE PRESIDENT
OR
GAYLA J. DELLY
VICE PRESIDENT FINANCE                                        OCTOBER 25, 2000

(979) 849-6550

                                                         FOR IMMEDIATE RELEASE

                   BENCHMARK ELECTRONICS REPORTS RECORD SALES
                    AND RECORD EARNINGS FOR THE QUARTER ENDED
                               SEPTEMBER 30, 2000

ANGLETON, TX, OCTOBER 25, 2000 - Benchmark Electronics, Inc. (NYSE: BHE) announced record earnings of $6.2 million (diluted earnings of 32 cents per share) on record sales revenue of $460 million for the quarter ended September 30, 2000 - a $53 million sequential quarterly increase in revenue over revenue of $407 million and earnings of $3.6 million (diluted earnings of 21 cents per share) for the quarter ended June 30, 2000. Cash earnings per share on a fully diluted basis were 42 cents per share for the quarter ended September 30, 2000 compared to 33 cents per share for the prior quarter.

Donald E. Nigbor, president and CEO of Benchmark Electronics, Inc. commented:
"Our results exceeded expectations this quarter mainly due to the ramping and acceleration of new programs. The diversification of our customer base has allowed for strong performance and a stable base for continued growth for the upcoming year. The challenges we face during the upcoming quarters will be to continue to monitor our start up costs associated with new programs and the timing and acceleration levels of revenues from new programs."

QUARTER HIGHLIGHTS

      o We have been awarded two major customer commitments since last quarter. One is the expansion of existing business with a test and instrumentation customer for the complete complex system build. The second is a PCB

PR October 25, 2000                                                       Page 2

         assembly program from a new customer that is a leader in optical systems. Both projects are anticipated to ramp during FY 2001.

      o Third quarter revenue increased $53 million (13% increase) over the previous quarter ended June 30, 2000.

      o Third quarter net income increased by $2.6 million (73% increase) over the prior quarter's net income, with gross margin improving to 7.4% from 7.3% and S,G & A increased to 3.4% from 3.3% over last quarter. These changes reflect the impact of increased capacity utilization and the increased revenues, offset slightly by the start-up costs of new and ramping programs.

      o During August, the Company completed an offering of 3.162 million shares of common stock at a price of $38 per share. The net proceeds from this offering of $113 million were used to repay outstanding indebtedness under the revolving line of credit.

      o The Company has expanded its available credit under its revolving line of credit to $175 million.

      o Accounts receivable increased by $16 million over the previous quarter to $257 million primarily due to increased sales. Days sales outstanding in receivables improved to 50 days from 53 days.

      o Inventories increased by $40 million over the previous quarter to $317 million. Inventory turns were unchanged at 5.4 times per year. The primary causes for the increased inventories continue to be the ramping of new programs and the increases in hub and component inventories driven by customer requirements and market conditions.

      o In order to support the continued strong demand on the East Coast, we have recently acquired a business in Manassas, Virginia and leased a new facility in Mansfield, Massachusetts. Each facility is approximately 40,000 square feet. Both facilities will be ramping production during the next two quarters.

      o We closed the previously announced sale of our Swedish operating assets.

      o The results of operations for the third quarter of 2000 include a full quarter of operating results of the business acquired by the Company on August 24, 1999.

PR October 25, 2000                                                       Page 3

         This news release contains forward-looking statements based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. These risks and uncertainties include component availability and cost, risk of price fluctuation, reliance on major customers, fluctuations in operating results, changes in technology, competition, the ability to manage rapid growth, the ability to manage integration of acquired operations, risks associated with international sales and operations, interest rate risk, environmental regulations, litigation, market risk, segment risk, the ability to retain key personnel and the ability to maintain our technological and manufacturing process expertise. For a further list and description of risks and uncertainties, see the reports filed by Benchmark with the Securities and Exchange Commission, specifically forms 8-K, 10-Q, S-3 and 10-K. Benchmark disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

            Benchmark Electronics, Inc. is in the business of manufacturing electronics and provides its services to original equipment manufacturers of telecommunication equipment, computers and related products for business enterprises, video/audio/entertainment products, industrial control equipment, testing and instrumentation products, personal computers and medical devices. Benchmark's global operations include 14 facilities in six countries. Benchmark's Common Stock trades on the New York Stock Exchange under the symbol BHE.
            A conference call hosted by Benchmark management will be held today at 10:30 am CDT to discuss the financial results of the Company and its future outlook. This call will be broadcast via the Internet and may be accessed by logging on to our website at WWW.BENCH.COM.

                                        ###

PR October 25, 2000                                                       Page 4

                  Benchmark Electronics, Inc. and Subsidiaries

                   Condensed Consolidated Statements of Income
                  (Amounts in Thousands, Except Per Share Data)
                                   (UNAUDITED)


                                                         THREE MONTHS                NINE MONTHS
                                                            ENDED                       ENDED
                                                         SEPTEMBER 30,               SEPTEMBER 30,


                                                     2000           1999           2000           1999
                                                  ----------     ----------     ----------     ----------

Sales ........................................    $  459,540        229,870      1,215,266        539,037
Cost of sales ................................       425,640        216,106      1,128,016        493,729
                                                  ----------     ----------     ----------     ----------

   Gross profit ..............................        33,900         13,764         87,250         45,308

Selling, general and administrative
 expenses ....................................        15,523          8,642         41,636         19,269
Amortization of goodwill .....................         3,096          1,630          9,416          3,449
                                                  ----------     ----------     ----------     ----------

   Income from operations ....................        15,281          3,492         36,198         22,590

Other income (expense):
   Interest expense ..........................        (5,638)        (2,625)       (18,251)        (4,940)
   Other .....................................          (540)         1,116           (359)         1,066
                                                  ----------     ----------     ----------     ----------
 Total other expense, net ....................        (6,178)        (1,509)       (18,610)        (3,874)
                                                  ----------     ----------     ----------     ----------
   Income before income taxes and
    extraordinary item .......................         9,103          1,983         17,588         18,716

Income tax expense ...........................         2,867            647          5,769          6,738
                                                  ----------     ----------     ----------     ----------

   Income before extraordinary item ..........         6,236          1,336         11,819         11,978
                                                  ----------     ----------     ----------     ----------

Extraordinary item - loss on
 extinguishment of debt ......................          --           (1,297)          --           (1,297)
                                                  ----------     ----------     ----------     ----------

   Net income ................................    $    6,236             39         11,819         10,681
                                                  ==========     ==========     ==========     ==========

Earnings per share:
   Basic .....................................    $     0.34           0.00           0.70           0.80
                                                  ==========     ==========     ==========     ==========
   Diluted ...................................          0.32           0.00           0.65           0.74
                                                  ==========     ==========     ==========     ==========

Weighted average number of shares outstanding:
    Basic ....................................        18,189         15,626         16,914         13,360
                                                  ==========     ==========     ==========     ==========
    Diluted ..................................        19,770         16,812         18,148         14,448
                                                  ==========     ==========     ==========     ==========

PR October 25, 2000                                                       Page 5

                  Benchmark Electronics, Inc. and Subsidiaries

                      Condensed Consolidated Balance Sheet
                               September 30, 2000
                  (Amounts in Thousands, Except Per Share Data)
                                   (UNAUDITED)


ASSETS

Current assets:
   Cash ............................................    $ 23,740
   Accounts receivable, net ........................     257,378
   Inventories, net ................................     317,298
   Other current assets ............................      23,186
                                                        --------

      Total current assets .........................     621,602

Property, plant and equipment, net .................     128,581
Other assets, net ..................................      25,450
Goodwill, net ......................................     164,431
                                                        --------

      Total assets .................................    $940,064
                                                        ========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
   Current installments of other long-term debt ....    $ 17,519
   Other current liabilities .......................     302,812
                                                        --------

      Total current liabilities ....................     320,331

Revolving line of credit ...........................      56,500
Convertible subordinated notes .....................      80,200
Other long-term debt, excluding current installments      67,600
Other long-term liabilities ........................      12,172

Shareholders' equity ...............................     403,261
                                                        --------

      Total liabilities and shareholders' equity ...    $940,064
                                                        ========